PROFIT-SHARING AGREEMENT


                     THIS PROFIT-SHARING AGREEMENT ("Agreement")
                is made this 9th day of February, 1998 by and among ADVANCED REFRACTORY TECHNOLOGIES, INC., a corporation duly organized. and existing under the laws of the State of New York, having its principal office at 699 Hertel Avenue, Buffalo,
                New York ("ART") the ERIC RAINER BASHFORD
                CHARITABLE REMAINDER UNITRUST, a trust duly organized and existing under the laws of the State of New York, having its principal office at 2689
                Strang Boulevard, Yorktown Heights, New York
                ("Bashford") and the NORMAN P. FUCHS INDIVIDUAL
                RETIREMENT ACCOUNT, an individual retirement account, having its principal office at 5 Flagpole
                Lane, East Setauket, New York ("Fuchs"). (Bashford and Fuchs are collectively referred to herein as the "Principals".)
                     WHEREAS, pursuant to that certain Stock
                Exchange Agreement by and among ART, An-Con
                Genetics, Inc. ("An-Con") and BSD Development Beta Corporation ("BSD"), dated February 9, 1998 ("Stock Exchange Agreement"), in exchange for One Thousand
                (1,000) shares of Class A preferred stock of BSD, par value $.01 per share, An-Con issued and delivered to ART Two Million (2,000,000) shares of common stock of An-Con, par value $.001 per share
                (collectively, the "An-Con Shares");
                     WHEREAS, pursuant to Section 6.7 of the Stock
                Exchange Agreement, An-Con has agreed to issue and deliver to ART on or before September 6, 1998, Two
                Million (2,000,000) shares of An-Con Class A preferred stock, par value $.001 per share
                (collectively, the "An-Con Preferred Stock");
                     WHEREAS, the An-Con Preferred Stock is to be
                convertible into Two Million (2,000,000) shares of common stock of An-Con, par value $.001 per share
                (collectively, the "An-Con Conversion Shares");
                and
                     WHEREAS, subject to the terms hereof, and in
                consideration for, inter alia, certain substantial financial risks assumed by the Principals, ART desires to grant to the Principals a right to share in the potential profits, if any, realized by ART upon the sale or other disposition (other than a pledge or a grant of a lien or security interest), of the An-Con Shares, the An-Con
                Preferred Stock or the An-Con Conversion Shares, as the case may be, to a third Person other than an Affiliate of ART. (The An-Con Shares, the An-
                Con Preferred Stock and the An-Con Conversion
                Shares are sometimes hereinafter referred to individually as a "Share" and collectively as the "Shares").
                     NOW, THEREFORE, for good and valuable
                consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto
                (each individually, a "Party"; collectively, the "Parties" hereby agree as follows:
                                    ARTICLE 1
                                   DEFINITIONS
                     1.1  Definitions.  For purposes of this
                Agreement, the following terms shall have the respective meanings set forth below:
                          a.   "Affiliate" of a Party means any
                Person (as hereinafter defined) which Controls (as hereinafter defined), is Controlled by, or is under common Control with, such Party.
                          b.   "Applicable Law" means any and all
                applicable laws, rules, regulations, statutes, orders and ordinances of any Government Authority
                (as hereinafter defined).
                          c.   "Consent" means any consent,
                certificate, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, declaration or filing with, or report, filing, registration or notice to, any Person, including, without limitation, any Government Authority.
                          d.   "Control" means the possession,
                directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
                          e.   "Government Authority" means any
                foreign, federal, state, local or other
                government, government agency or authority or quasi-governmental body, or any entity exercising any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any arbitrator and any government department, board, commission, court or tribunal.
                          f.   "Fair Market Value" for shares of
                common stock of An-Con, par value $.001 per share
                ("An-Con Common Stock") as of a particular date means the closing sale price for One (1) share of An-Con Common Stock as reported on the primary securities exchange on which such shares are listed or, in the event shares of An-Con Common
                Stock are not listed on any securities exchange, the last reported sale price on the NASDAQ
                National Market System ("NASDAQ/NMS") or, in the event no such reported sale takes place on the day subject to determination of the Fair Market Value, the average of the reported closing bid and asked prices on such securities exchange or NASDAQ/NMS, or, in the event shares of An-Con Common Stock are not listed on any securities exchange or quoted on the NASDAQ/NMS, the average of the bid and asked prices for the immediately preceding Forty-Five
                (45) days as quoted on the NASDAQ Small Cap
                Market, or in the event shares of An-Con Common
                Stock are not quoted on the NASDAQ Small Cap
                Market, the average of the bona fide independent bid prices for the immediately preceding Forty-
                Five (45) days as reported in the NASDAQ Bulletin
                Board, or in the event shares of An-Con Common
                Stock are not reported in the NASDAQ Bulletin
                Board, the average of the bona fide independent bid prices for the immediately preceding Forty-
                Five (45) days reported in the "over-the-counter" market in the "pink sheets" published by the National Quotation Bureau, Inc., or in the event shares of An-Con Common Stock are not so listed, quoted or included, the fair market value as established by the good faith determination of any nationally recognized firm of certified public accountants selected by ART and reasonably acceptable to the Principals. The Fair Market
                Value of the An-Con Preferred Stock shall equal the Fair Market Value of the applicable number of shares of An-Con Common Stock into which the An-
                Con Preferred Stock is convertible.
                          g.   "Person" means any individual,
                proprietorship, joint venture, corporation, partnership, limited liability company, limited liability partnership, trust, unincorporated organization or Government Authority.
                                    ARTICLE 2
                            PROFIT-SHARING ARRANGEMENT
                     2.1  Calculation.  During the Term (as
                hereinafter defined), in the event ART receives
                cash in good funds (collectively, the "Proceeds"') as a result of: (a) the sale or other disposition
                (other than a pledge or a grant of a lien or security interest) of all or any portion of the An-Con Shares, the An-Con Preferred Stock or the
                An-Con Conversion Shares to a third Person other than an Affiliate of ART; (b) the sale or other disposition (other than a pledge or a grant of a lien or security interest) of any securities or other property received upon or as a result of, any sale, exchange or other disposition (other than a pledge or a grant of a lien or security interest) of the An-Con Shares, the An-Con
                Preferred Shares or the An-Con Conversion Shares to a third Person other than an Affiliate of ART;
                or (c) the distribution to ART of cash in excess of the liquidation preference attributable to the An-Con Preferred Stock, as a result of the dissolution or liquidation of An-Con; then, in any such event, ART shall promptly pay to the Principals as provided in Section 2.2, an amount equal to Fifty-Percent (50%) of any Proceeds received by ART in excess of One Dollar ($1.00) per Share ("Share Cost"); provided, however, that in the event An-Con shall: (i) declare and pay to the holders of the An-Con Shares, the An-Con
                Preferred Shares or the An-Con Conversion Shares, as the case may be, a dividend or other distribution payable in shares of An-Con equity securities; (ii) subdivide the outstanding An-Con
                Shares, An-Con Preferred Shares or An-Con
                Conversion Shares, as the case may be, into a greater number of such shares; (iii) combine the outstanding An-Con Shares, An-Con Preferred Shares or An-Con Conversion Shares, as the case may be, into a lesser number of such shares; or (iv) effect by a recapitalization, reorganization, reclassification or the like, a transaction having an equivalent effect; then, in any such event, the Share Cost shall be correspondingly adjusted; and provided further, however, notwithstanding anything to the contrary contained herein, the maximum aggregate payment to be made by ART to the Principals pursuant to this Agreement shall be One
                Million Dollars ($1,000,000.00).
                     2.2  Payments to Principals.  Any payments
                required to be made by ART to the Principals pursuant to Section 2. 1, shall be paid as follows: (a) One-Half to Bashford; and (b)
                One-Half to Fuchs.
                     2.3  Term.  The term of this Agreement
                ("Term") shall commence on the date hereof and shall expire on the earlier of: (a) the date on which ART has paid the Principals hereunder an aggregate of One Million Dollars ($1,000,000.00);
                (b) such date as ART shall have sold or otherwise disposed of (other than a pledge or a grant of a lien or security interest) to a third Person other than an Affiliate of ART, all of the Shares and any securities or other property received upon or as a result of, any sale, exchange or other disposition (other than a pledge or a grant of a lien or security interest) of any Shares to a third Person other than an Affiliate of ART, and ART has received the Proceeds related thereto and has paid to the Principals all amounts to which they are entitled pursuant to Section 2. 1; or (c) the date of distribution to ART of cash in excess of the liquidation preference attributable to the An-Con Preferred Stock, as a result of the dissolution or liquidation of An-Con and ART has received the Proceeds related thereto and has paid to the Principals all amounts to which they are entitled pursuant to Section 2. 1.
                     2.4  Right of First Refusal.  In the event
                that during the Term, ART shall desire to sell or otherwise dispose (other than a pledge or a grant of a lien or security interest) of any Shares to a third Person other than an Affiliate of ART at below Fair Market Value ("Prospective Sale"), then
                ART shall, unless prohibited by Applicable Law, promptly give written notice of the Prospective
                Sale ("Notice of Prospective Sale") to the
                Principals. The Notice of Prospective Sale shall set forth all material terms and conditions of the Prospective Sale (including, without limitation, the identity of the third Person, if any), and shall constitute an offer by ART to sell such Shares to the Principals upon the same terms and conditions set forth in the Notice of the Prospective Sale. Upon receipt of the Notice of Prospective Sale from ART and at any time within Thirty (30) days thereafter ("Election Period"), the Principals shall have the right to elect in writing (upon notice to ART) ("Election") to purchase such Shares upon the same terms and conditions contained in the Notice of Prospective
                Sale ("Right of First Refusal"), and if the Principals make an Election, the Principals shall have a period of Ninety (90) days after the Election to purchase such Shares from ART. The purchase and sale of such Shares shall be consummated by the Principals' payment to ART of the aggregate amount of the cash portion of the purchase price of such Shares (adjusted to account for any amounts ART is required to pay the Principals pursuant to Section 2.1) by wire transfer of immediately available funds to an account designated by ART and by delivery to ART to the non-cash portion of such purchase price, if any, free and clear of all liens and encumbrances of any kind, upon ART's delivery to the Principals of certificates representing the Shares to be purchased, duly endorsed in blank and in proper form for transfer to the Principals, free and clear of any liens and encumbrances of any kind created by ART. In the event: (a) the Principals decline to purchase such Shares by notice in writing to ART during the Election Period; (b) the Principals fail to notify ART within the Election
                Period of its election to purchase such Shares; or
                (c) the Principals give ART notice of its Election to purchase such Shares during the Election Period but the Principals and ART fail to consummate such purchase and sale as provided above; then, in any one of such events, ART shall have the right to consummate the Prospective Sale to a third Person
                (which, in the event the identity of a third
                Person is set forth in the Notice of Prospective
                Sale, shall be to such third Person), upon the terms and conditions set forth in the Notice of Prospective Sale, but at a price per Share equal to or greater than the price per Share set forth in the Notice of Prospective Sale, but only if the Prospective Sale is consummated within a further
                One Hundred Eighty (180) day period following the latest to occur of the events referred to in clauses (a) through (c) above. If such Prospective
                Sale is not consummated within said further One
                Hundred Eighty (180) day period, the Right Of
                First Refusal set forth in this Section 2.4 shall again apply.
                                    ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF ART
                     ART hereby represents and warrants to the
                Principals, as of the date hereof, as follows:
                     3.1  Standing. ART is a corporation duly
                organized and validly existing under the laws of the State of New York. ART has all requisite corporate power and authority to conduct its business as it is now being conducted and as presently contemplated to be conducted and to carry out the transactions contemplated in this Agreement.
                     3.2  Authority.  The execution and delivery
                of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action of ART, and ART has all requisite corporate power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by ART and constitutes a legal, valid and binding agreement of ART enforceable in accordance with its terms (except as its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights or the application of equitable principles in any action, legal or equitable). ART has full power and authority to perform its obligations under this Agreement and the transactions contemplated herein.
                     3.3  No Conflicts.  Neither the execution,
                delivery or performance of this Agreement nor the consummation of the transactions contemplated herein, will conflict with or constitute a breach of or a default under, or an event which, with or without notice or lapse of time, or both, would be a breach of, default under or violation of: (a)
                ART's Certificate of Incorporation or By-Laws; or
                (b) any agreement, document, indenture, mortgage or other instrument or undertaking to which ART is a party or to which any of its properties is subject, which breach, default or violation would have a material adverse effect, financial or otherwise, on ART or would be a material violation of any Applicable Law relating to ART.
                     3.4  Litigation.  There is not now pending
                and, to the best of ART's knowledge, there is not threatened nor is there any basis for, any claim, demand, litigation, arbitration, action, suit, inquiry, investigation or proceeding by or before any Government Authority to which ART is or may be a party, and which: (a) may result in a material adverse effect, financial or otherwise, on the condition or prospects of ART; (b) may threaten the validity of this Agreement; or (c) seeks to prevent, or if successful would prevent, ART from consummating the transactions contemplated in this Agreement. ART is not subject to any judgment, decree, injunction, rule, decision or order of any Government Authority having, or which, insofar as can be foreseen in the future, may have, any material adverse effect, financial or otherwise, on the condition or prospects of ART.
                     3.5 Consents. There is no Consent necessary or required in connection with the valid execution, delivery and performance by ART of this Agreement and the consummation of the transactions contemplated herein.
                     3.6  Compliance with Law.  ART has complied
                in all material respects with all Applicable Law relating to ART, and no claims have been made to or against ART by any Person to the contrary. ART has received no notice of any violation of or noncompliance with any Applicable Law which has not been cured, which violation or noncompliance would have a material adverse effect, financial or otherwise, on the condition or prospects of ART.
                     3.7  Brokers.  No agent, finder, broker,
                investment banker or other Person acting under the
                authority of ART is or will be entitled to any broker's fee or finder's fee or any other commission or similar fee, directly or indirectly, from ART or any Affiliate of ART as a result of the transaction contemplated in this Agreement.
                     3.8  General Warranty.  No representation or
                warranty by ART in this Agreement and no statement contained in any document, statement or certificate furnished to the Principals by ART in connection with the transactions contemplated in this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained or incorporated herein not misleading. All documents, instruments and certificates delivered by or on behalf of ART in connection with this Agreement and the transactions contemplated herein are true, correct and complete in an material respects.
                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BASHFORD
                     Bashford hereby represents and warrants to
                ART, as of the date hereof, as follows:
                     4.1  Standing.  Bashford is a trust duly
                organized and validly existing under the laws of the State of New York. Bashford has all requisite power and authority to carry out the transactions contemplated in this Agreement.
                     4.2  Authority.  The execution and delivery
                of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action of Bashford, and Bashford has all requisite power and authority to execute, deliver and perform this Agreement.
                This Agreement has been duly executed and delivered by Bashford and constitutes a legal, valid and binding agreement of Bashford, enforceable in accordance with its terms (except as its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights or the application of equitable principles in any action, legal or equitable). Bashford has full power and authority to perform its obligations under this Agreement and the transactions contemplated herein.
                     4.3  No Conflicts.  Neither the execution,
                delivery or performance of this Agreement nor the consummation of the transactions contemplated herein, will conflict with or constitute a breach of or a default under, or an event which, with or without notice or lapse of time, or both, would be a breach of, default under or violation of: (a)
                Bashford's governing trust agreement; or (b) any agreement, document, indenture, mortgage or other instrument or undertaking to which Bashford is a party or to which any of its properties is subject, which breach, default or violation would be a material violation of any Applicable Law relating to Bashford.
                     4.4  Litigation.  There is not now pending
                and, to the best of Bashford's knowledge, there is not threatened nor is there any basis for, any claim, demand, litigation, arbitration, action, suit, inquiry, investigation or proceeding by or before any Government Authority to which Bashford is or may be a party, and which: (a) may threaten the validity of this Agreement; or (b) seeks to prevent, or if successful would prevent, Bashford from consummating the transactions contemplated in this Agreement. Bashford is not subject to any judgment, decree, injunction, rule, decision or order of any Government Authority having, or which, insofar as can be foreseen in the future, may have, any material adverse effect on Bashford's ability to perform its obligations under this Agreement and the transactions contemplated herein.
                     4.5  Consents. There is no Consent necessary
                or required in connection with the valid execution, delivery and performance by Bashford of this Agreement and the consummation of the transactions contemplated herein.
                     4.6  Compliance with Law.  Bashford has
                complied in all material respects with all Applicable Law relating to Bashford, and no claims have been made to or against Bashford by any Person to the contrary. Bashford has received no notice of any violation of or noncompliance with any applicable Law which has not been cured, which violation or noncompliance would have a material adverse effect on Bashford's ability to perform its obligations under this Agreement and the transactions contemplated herein.
                     4.7  Brokers.  No agent, finder, broker,
                investment banker or other Person acting under the authority of Bashford is or will be entitled to any broker's fee or finder's fee or any other commission or similar fee, directly or indirectly, from Bashford or any Affiliate of Bashford as a result of the transaction contemplated in this Agreement.
                     4.8  General Warranty.  No representation or
                warranty by Bashford in this Agreement, and no statement contained in any document, statement or certificate furnished to ART by Bashford in connection with the transactions contemplated in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained or incorporated herein not misleading. There is no fact known to Bashford which Bashford has not disclosed to ART which might reasonably be expected to have or result in a material adverse effect, financial or otherwise, on the ability of Bashford to perform its obligations under this Agreement. All documents, instruments and certificates delivered by or on behalf of Bashford in connection with this Agreement and the transactions contemplated herein are true, correct. and complete in all material respects.
                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF FUCHS
                     Fuchs hereby represents or warrants to ART,
                as of the date hereof, as follows:
                     5.1  Standing.  Fuchs is an individual
                retirement account duly organized, validly existing and in good standing. Fuchs has all requisite power and authority to carry out the transactions contemplated in this Agreement.
                     5.2 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action of Fuchs, and Fuchs has all requisite power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Fuchs and constitutes a legal, valid and binding agreement of Fuchs enforceable in accordance with its terms (except as its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights or the application of equitable principles in any action, legal or equitable). Fuchs has full power and authority to perform its obligations under this Agreement and the transactions contemplated herein.
                     5.3  No Conflicts. Neither the execution,
                delivery or performance of this Agreement, nor the consummation of the transactions contemplated herein, will conflict with or constitute a breach of or a default under, or an event which, with or without notice or lapse of time, or both, would be a breach of, default under or violation of: (a)
                Fuch's Constituent Documents; or (b) any agreement, document, indenture, mortgage or other instrument or undertaking to which Fuchs is a party or to which any of its properties is subject, which breach, default or violation would be a material violation of any Applicable Law relating to Fuchs.
                     5.4  Litigation.  There is not now pending
                and, to the best of Fuch's knowledge, there is not threatened nor is there any basis for, any claim, demand, litigation, arbitration, action, suit, inquiry, investigation or proceeding by or before any Government Authority to which Fuchs is or may be a party, and which: (a) may threaten the validity of this Agreement; or (b) seeks to prevent, or if successful would prevent, Fuchs from consummating the transactions contemplated in this Agreement. Fuchs is not subject to any judgment, decree, injunction, rule, decision or order of any Government Authority having, or which, insofar as can be foreseen in the future, may have, any material adverse effect on Fuch's ability to perform its obligations under this Agreement and the transactions contemplated herein.
                     5.5 Consents. There is no Consent necessary or required in connection with the valid execution, delivery and performance by Fuchs of this Agreement, and the consummation of the transactions contemplated herein.
                     5.6 Compliance with Law. Fuchs has complied in all material respects with all Applicable Law relating to Fuchs, and no claims have been made to or against Fuchs by any Person to the contrary.
                Fuchs has received no notice of any violation of or noncompliance with any Applicable Law which has not been cured, which violation or noncompliance would have a material adverse effect on Fuch's ability to perform its obligations under this Agreement and the transactions contemplated herein.
                     5.7  Brokers.  No agent, finder, broker,
                investment banker or other Person acting under the authority of Fuchs is or will be entitled to any broker's fee or finder's fee or any other commission or similar fee, directly or indirectly, from Fuchs or any Affiliate of Fuchs as a result of the transactions contemplated in this Agreement.
                     5.8  General Warranty.  No representation or
                warranty by Fuchs in this Agreement and no statement contained in any document, instrument or certificate furnished to ART by Fuchs in connection with the transactions contemplated in this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained or incorporated herein not misleading. There is no fact known to Fuchs which Fuchs has not disclosed to ART which might reasonably be expected to have or result in a material adverse effect, financial or otherwise, on the condition or prospects of Fuchs or on the ability of Fuchs to perform its obligations under this Agreement. All documents, instruments and certificates delivered by or on behalf of Fuchs in connection with this Agreement and the transactions contemplated herein, are true, correct and complete in all material respects.
                                    ARTICLE 6
                                  MISCELLANEOUS
                     6.1 Survivability. Notwithstanding anything contained herein to the contrary, all representations, warranties and agreements set forth in this Agreement shall survive and continue to bind the Parties after the execution and delivery of this Agreement, the termination or expiration of this Agreement, and any investigation conducted by any Party, to the extent and for as long as may be necessary to give effect to the rights, duties and obligations of the Parties pursuant to this Agreement, subject to any applicable statutes of limitations.
                     6.2  Law.  This Agreement shall be governed
                by and construed in accordance with the laws of the state of New York, without reference to principles of conflicts of laws.
                     6.3  Notices. All notices required or
                permitted hereunder shall be in writing and shall be: (a) sent by telex or facsimile transmission
                (to be effective when receipt is acknowledged unless sent after 5:00 p.m. on any business day, in which event notice shall be deemed received on the next business day); (b) personally delivered;
                (c) sent by certified mail, return receipt requested; or (d) sent by a nationally recognized, commercial overnight delivery service with provisions for a receipt, postage or delivery charges prepaid and, except as otherwise provided in Section 6.3(a), shall be deemed given when personally delivered or when placed in the possession of such mail or delivery service, and addressed to the Parties, as follows:
                To ART:                  Advanced Refractory
                                         Technologies, Inc.
                                         699 Hertel Avenue
                                         Buffalo, New York 14207
                                         Attn.: Keith A. Blakely, President
                                         Facsimile: 716-875-3746

                with a copy to:          Damon & Morey LLP
                                         1000 Cathedral Place
                                         298 Main Street
                                         Buffalo, New York 14202-4096
                                         Attn.: Gust P. Pullman, Esq.
                                         Facsimile: 716-856-5521

                To Bashford:             Eric Rainer Bashford
                                         Charitable Remainder Trust
                                         2689 Strang Boulevard
                                         Yorktown Heights, New York 10598
                                         Attn: Mr. Eric Rainer Bashford, Trustee
                                         Facsimile: (914) 962-1486

                with a copy to:          Herrick, Feinstein LLP
                                         Two Park Avenue
                                         New York, New York 10016
                                         Attn.: Irwin A. Kishner, Esq.
                                         Facsimile: (212) 889-7577

                To Fuchs:                Norman P. Fuchs
                                         Individual Retirement Account
                                         5 Flagpole Lane
                                         East Setauket, New York 11753
                                         Attn: Mr. Norman P. Fuchs, Custodian
                                         Facsimile: (516) 689-5752

                with a copy to:          Herrick, Feinstein LLP
                                         Two Park Avenue
                                         New York, New York 10016
                                         Attn.: Irwin A. Kishner, Esq.
                                         Facsimile: (212) 889-7577

                Notice of change of address shall be given in accordance with the provisions of this Section 6.3 and shall be effective only upon receipt.
                     6.4  Arbitration.  Any controversy or claim
                arising out of or pursuant to this Agreement shall be submitted to final and binding arbitration conducted in accordance with the expedited Commercial Arbitration Rules of the American Arbitration Association ("Rules") by One (1) arbitrator appointed in accordance with this Agreement and the Rules. The seat of the arbitration shall be in Albany, New York. Judgment upon any award rendered in such arbitration may be entered in any court of competent jurisdiction. This Section shall not limit any Party's right to obtain any provisional or equitable remedy, including, without limitation, injunctive relief from any court of competent jurisdiction, as may be necessary in the sole judgment of such Party to protect its rights hereunder.
                     6.5  Expenses.  The nonprevailing Party or
                Parties in any arbitration or litigation hereunder shall be required to reimburse the prevailing Party or Parties for all of its reasonable costs and expenses in such arbitration or litigation, including, without limitation, attorneys' fees and costs.
                     6.6  Parties Bound.  This Agreement shall be
                binding upon and shall inure to the benefit of each Party and its respective legal representatives, successors and permitted assigns, subject to the restrictions against assignment provided in Section 6.9.
                     6.7  Waiver.  Failure by any Party to insist
                upon strict performance of any provision herein by any other Party shall not be deemed a waiver by such Party of its rights or remedies or a waiver by it of any subsequent default by such other Party, and no waiver shall be effective unless it is in writing and duly executed by the Party entitled to enforce the provision being waived.
                     6.8  Severability.  If any provision of this
                Agreement is determined by a court of competent jurisdiction or an arbitrator to be illegal or unenforceable, the Parties shall use reasonable efforts to negotiate a legal and enforceable provision reflecting the legal and economic substance of such illegal or unenforceable provision as closely as possible. The invalidity of any part of this Agreement shall not render invalid the remainder of this Agreement.
                     6.9  Assignability.  No Party shall have the
                right to assign any of its rights, duties or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that ART, upon prior written notice to the Principals, shall have the right to assign its rights, duties and obligations under this Agreement to any Affiliate of ART which consents in writing to be bound by the terms and conditions of this Agreement. No assignment of any rights, duties or obligations under this Agreement relieves the assigning Party of primary liability for its duties or obligations under this Agreement, and as among the Parties, the assigning Party shall continue to be liable for all of its duties or obligations under this Agreement as though no assignment has been made.
                     6.10 Entire Agreement.  This Agreement
                constitutes the entire agreement by and among the Parties regarding the subject matter contained herein and supersedes all prior and contemporaneous undertakings and agreements by and among the Parties, whether written or oral, with respect to such subject matter.
                     6.11 Amendment.  This Agreement may not be
                amended except by a writing executed by all Parties.
                     6.12 Cooperation.  Each Party agrees to take
                all such steps, execute and deliver such further documents and perform such acts as may be reasonably requested by any other Party in order to effectuate the purposes of this Agreement.
                     6.13 Counterparts.  This Agreement may be
                executed simultaneously in Two (2) or more counterparts, any of which shall be deemed an original, and all of which together shall constitute one and the same instrument, notwithstanding that all Parties are not a signatory to the original or the same counterpart.
                     6.14 Headings.  The headings used herein are
                inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement.
                     6.15 Third Parties.  Nothing herein expressed
                or implied is intended or shall be construed to confer upon or give any Person other than the Parties and their respective legal representatives, successors and permitted assigns, any right or remedy under or by reason of this Agreement.
                     6.16 Transaction Expenses.  Each Party shall
                pay its own fees, costs and expenses and those of its Representatives with respect to the transaction contemplated in this Agreement.
                     6.17 No Public Statements.  Without the prior
                consent of the other Parties, which consent shall not be unreasonably withheld or delayed, no Party shall disclose to the press or news media the existence of or terms of this Agreement, except as otherwise required by Applicable Law; provided, however, the Principals and their respective Affiliates and agents shall have the right to disclose the general nature of the transactions contemplated in this Agreement but only in connection with the sale or other disposition of any An-Con equity securities owned by either Principal or any Affiliate of either Principal; provided, however, under no circumstances pursuant to such disclosure shall any such party have the right to disclose any confidential or proprietary information of ART.
                     6.18 Cumulative Rights and Remedies.  The
                rights and remedies of the Parties under this Agreement shall be in addition to and cumulative of, and not in lieu or exclusive of, any other rights or remedies of the Parties pursuant to this Agreement, at law or in equity, except that the arbitration remedy set forth in Section 6.4 is exclusive to the extent provided therein. The rights and remedies of any Party based upon, arising out of or otherwise in respect of, any inaccuracy in or breach of, any representation, warranty or agreement of any other Party or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other statement of facts upon which any claim for such inaccuracy or breach is based may also be the subject matter of any other representation, warranty or agreement as to which there is no inaccuracy or breach.
                     IN WITNESS WHEREOF, the Parties have caused
                this Profit-Sharing Agreement to be signed by their duly authorized officers or signatories on the day and year first above written.


                                      ADVANCED REFRACTORY
                                      TECHNOLOGIES, INC.

                                      By:       /s/  Keith A. Blakely
                                                Authorized Officer


                                       ERIC RAINER BASHFORD CHARITABLE
                                       REMAINDER UNITRUST

                                       By:      /s/  Eric Rainer Bashford
                                                Authorized Signatory


                                       NORMAN P. FUCHS
                                       INDIVIDUAL RETIREMENT ACCOUNT

                                       By:      /s/  Norman R. Sherman
                                                Authorized Signatory